Senesco’s Drug Candidate SNS01-T Selectively Kills Cancer Cells and Not Healthy Cells in Disease Models

BRIDGEWATER, N.J. (December 10, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported results of preclinical studies with SNS01-T at the 55th American Society of Hematology Annual Meeting in New Orleans.

Senesco’s drug candidate, SNS01-T, which is the subject of an on-going Phase 1b/2a clinical study in B-cell cancers, induces cell death in cancer cells by reducing the levels of a protective protein and replacing it with a protein that induces cell death. The drug candidate was taken up more efficiently by malignant B-cells than normal human B-cells in non-clinical studies. Although 50% of normal B-cells took up SNS01-T, it did not cause cell death in the healthy cells, whereas cell death was readily seen in human myeloma cells.

“We are very pleased to have shown that SNS01-T can selectively kill cancerous B-cells over normal B-cells,” stated Dr. John E. Thompson, Professor Emeritus, University of Waterloo, Waterloo, Ontario and Chief Scientific Officer of Senesco. “If this effect is also observed in Senesco’s ongoing clinical trial, I believe that it could provide SNS01-T with a safety advantage over drugs that non-selectively kill both cancerous and healthy B-cells.”

Laboratory studies have already shown that, due to its design, SNS01-T does not produce significant levels of the message that makes the death-inducing protein in normal tissues including heart and liver. The new discoveries provide evidence suggesting SNS01-T may not affect normal human B-cells, which are an important protective component of the body’s immune system. This is in contrast to existing B-cell cancer therapies like rituximab, which is widely used in mantle cell and diffuse large cell lymphomas.

“This finding is consistent with a recent publication from the University of Waterloo, which demonstrated that malignant lung cancer cells are also much more sensitive than normal lung cells to Senesco’s approach,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “In addition, Professor Thompson’s team has shown that SNS01-T’s unique dual mode of action, attacking the cell death protein in two ways, reduces the growth of human tumors in mice more than if they used either component of the drug alone. These exciting new lab findings confirm that the dual attack has its biggest effect on the cancer cells that we need to eliminate.”

Senesco’s Phase 1b/2a trial is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in B-cell lymphomas.

In the study, patients are dosed twice-weekly by intravenous infusion for six weeks followed by an observation period. The first and second groups of patients received respectively 0.0125 mg/kg and 0.05 mg/kg per dose. The third group received 0.2 mg/kg and the planned dose level for group 4 is 0.375 mg/kg, which is 30 fold higher than the starting dose in group 1.

About SNS01-T

SNS01-T is a novel, gene regulatory approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to kill cancer cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

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Joel Brooks	Heather Branham
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info@senesco.com